Exhibit 99.01

U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402-2023

October 22, 2004

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY REPORTS THIRD QUARTER 2004 EARNINGS

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) reported income from continuing operations of $166 million, or 40 cents per share on a diluted basis, for the third quarter of 2004, compared with $185 million, or 44 cents per share, achieved in the third quarter of 2003.

Net income for the quarter was $47 million, or 12 cents per share, in the third quarter of 2004, compared with net income of $287 million, or 69 cents per share, in the third quarter of 2003.

Xcel Energy’s net income for the third quarter included the following:

•      Regulated utility earnings from continuing operations in 2004 were $174 million, or 41 cents per share, compared with $189 million, or 45 cents per share, in 2003;

•      Nonregulated subsidiary and holding company losses from continuing operations in 2004 were 1 cent per share, compared with a loss of 1 cent per share in 2003; and

•      Results from discontinued operations were losses of $119 million, or 28 cents per share, in 2004, compared with earnings of $103 million, or 25 cents per share, in 2003.  The loss in 2004 includes an after-tax impairment charge of $112 million, or 27 cents per share related to Seren Innovations, Inc.  The earnings in 2003 were largely attributable to an adjustment to previously estimated tax benefits related to the write-off of Xcel Energy’s investment in NRG Energy, Inc., which was divested at the end of that year.

The 2004 earnings from continuing operations decreased in the third quarter compared with the same period in 2003 primarily due to significantly cooler-than-normal temperatures during 2004, partially offset by lower depreciation and utility operating and maintenance expenses.

“Our year-to-date earnings per share from continuing operations of 97 cents is 6 cents per share ahead of last year’s results, and we are on track with our business plan,” said Richard C. Kelly, president and chief operating officer.  “While we are maintaining our 2004 guidance of $1.15 to $1.25 per share from continuing operations, we believe we will end the year in the upper half of the range.  In addition, there is the potential to realize tax benefits of up to 4 cents per share pending completion of our analysis.  As a result, we could potentially exceed the high end of the guidance range.  With this release, we are initiating 2005 earnings guidance in the range of $1.18 to $1.28 per share from continuing operations.”

At 8 a.m. CT today, Xcel Energy will host a conference call to review third quarter financial results.  To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:	(800) 374-0832
International Dial-In:	(706) 634-5081

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com. To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 11 a.m. CT on Oct. 22 through 11:59 p.m. CT on Oct. 29.

Replay Numbers

US Dial-In:	(800) 642-1687
International Dial-In:	(706) 645-9291
Access Code:	9915471

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electrical and natural gas markets; the higher risk associated with Xcel Energy’s nonregulated businesses compared with its regulated businesses; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; risks associated with the California power market; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2003.

For more information, contact:

R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations		(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Per Share Data)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2004	2003	2004	2003

Operating revenues:
Electric utility	$1,775,860	$1,754,514	$4,721,518	$4,494,219
Natural gas utility	191,096	178,731	1,227,269	1,099,744
Electric trading margin	8,410	10,837	13,528	15,451
Nonregulated and other	33,246	57,518	123,583	163,420
Total operating revenues	2,008,612	2,001,600	6,085,898	5,772,834

Operating expenses:
Electric fuel and purchased power - utility	888,845	814,446	2,290,560	2,045,939
Cost of natural gas sold and transported - utility	111,185	100,763	891,778	745,968
Cost of sales - nonregulated and other	14,641	46,470	65,521	108,897
Other operating and maintenance expenses - utility	378,912	383,252	1,165,447	1,139,274
Other operating and maintenance expenses - nonregulated	13,814	16,571	39,668	53,334
Depreciation and amortization	176,903	186,979	520,766	573,147
Taxes (other than income taxes)	86,255	84,251	253,746	246,306
Special charges	—	2,980	—	13,416
Total operating expenses	1,670,555	1,635,712	5,227,486	4,926,281

Operating income	338,057	365,888	858,412	846,553

Interest and other income - net of expense	7,347	20,623	22,199	29,864

Interest charges and financing costs:
Interest charges - net of amounts capitalized	105,003	104,318	317,984	318,871
Distributions on redeemable preferred securities of subsidiary trusts	—	2,621	—	21,773
Total interest charges and financing costs	105,003	106,939	317,984	340,644

Income from continuing operations before income taxes	240,401	279,572	562,627	535,773
Income taxes	74,218	94,924	162,287	162,863
Income from continuing operations	166,183	184,648	400,340	372,910
Income (loss) from discontinued operations - net of tax	(119,463)	102,847	(117,404)	(227,965)
Net income	46,720	287,495	282,936	144,945
Dividend requirements on preferred stock	1,060	1,060	3,180	3,180
Earnings available for common shareholders	$45,660	$286,435	$279,756	$141,765

Weighted average common shares outstanding (in thousands):
Basic	399,746	398,751	399,184	398,728
Diluted	423,078	418,128	422,517	417,798
Earnings per share - basic:
Income from continuing operations	$0.41	$0.46	$0.99	$0.93
Income (loss) from discontinued operations	(0.30)	0.26	(0.29)	(0.57)
Total	$0.11	$0.72	$0.70	$0.36
Earnings per share - diluted:
Income from continuing operations	$0.40	$0.44	$0.97	$0.91
Income (loss) from discontinued operations	(0.28)	0.25	(0.28)	(0.55)
Total	$0.12	$0.69	$0.69	$0.36

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings Per Share Summary

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2004	2003	2004	2003
Earnings (Loss) Per Share
Regulated utility segments – continuing operations – Note 2	$0.41	$0.45	$0.99	$0.98
Financing costs and preferred dividends – holding company	(0.02)	(0.02)	(0.06)	(0.07)
Other nonregulated results and holding company	0.01	0.01	0.04	—
Total earnings per share – continuing operations	0.40	0.44	0.97	0.91

Discontinued operations – Note 3	(0.28)	0.25	(0.28)	(0.55)
Total earnings per share – diluted	$0.12	$0.69	$0.69	$0.36

Other nonregulated results and holding company earnings improved for the nine months ended Sept. 30, 2004, compared with the same period in 2003, due to restructuring charges related to NRG Energy, Inc. (NRG), which were recorded in the second quarter of 2003 and did not recur in 2004.  The restructuring charges, related to NRG, were incurred by Xcel Energy and are not considered discontinued operations.  Reduced losses at Planergy International Inc., whose operations were closed or sold in 2003 and early 2004 also contributed to the improvement.  In addition, certain one-time tax benefits were recorded in the second quarter of 2004.

The following table highlights significant components contributing to the changes in the three months ended Sept. 30, 2004 and the first nine months of 2004 earnings per share, compared with the same periods in 2003, which are discussed in more detail later in this release.

	Three months ended Sept. 30, 2004 vs. 2003	Nine months ended Sept. 30, 2004 vs. 2003
Change in Earnings Per Share – Continuing Operations
Unfavorable weather	$(0.07)	$(0.09)
Lower depreciation and amortization expense	0.01	0.08
Higher short-term electric wholesale and trading margins	—	0.05
Lower (higher) utility operating and maintenance expense	0.01	(0.04)
Lower financing costs	—	0.03
Other	0.01	0.03
Net change in earnings per share – continuing operations	(0.04)	0.06
Changes in Earnings Per Share – Discontinued Operations	(0.53)	0.27
Total (decrease) increase in earnings per share – diluted	$(0.57)	$0.33

Note 2.  Results of Regulated Utility Segment - Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings – The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Earnings Per Share Increase (Decrease)
	2004 vs. Normal	2003 vs. Normal	2004 vs. 2003
Three months ended Sept. 30	$(0.04)	$0.03	$(0.07)
Nine months ended Sept. 30	$(0.07)	$0.02	$(0.09)

Sales Growth – The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three- and nine-month periods ended Sept. 30, 2004, compared with the same periods in 2003.  In periods of extreme weather deviations, such as those experienced in the third quarter of 2004, weather-normalization models may not completely capture the underlying level of sales growth.

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	Actual	Normalized	Actual	Normalized
Electric residential	(9.9)%	(0.7)%	(2.9)%	1.1%
Electric commercial and industrial	(2.4)%	1.0%	0.7%	1.9%
Total retail electric sales	(4.7)%	0.5%	(0.4)%	1.6%
Firm natural gas sales	(0.5)%	2.1%	(4.5)%	(2.0)%
Total natural gas sales	(3.3)%	(2.5)%	(4.1)%	(2.7)%

The following table summarizes Xcel Energy’s number of utility customers:

(Thousands)	Sept. 30, 2004	Dec. 31, 2003	Sept. 30, 2003
Electric residential	2,825	2,802	2,785
Electric commercial and industrial	406	404	402
Total retail electric sales	3,310	3,287	3,268
Firm natural gas sales	1,787	1,754	1,735
Total natural gas sales	1,791	1,758	1,739

Electric Utility and Commodity Trading Margins – The following table details the changes in revenues, costs and margins (including the trading activity that is reported net on the income statement) from Xcel Energy’s electric utility and commodity trading operations that are included in continuing operations.

(Millions of Dollars)	Base Electric Utility	Short-Term Wholesale	Electric Commodity Trading	Consolidated |Total
Three months ended 09/30/2004
Electric utility revenue	$1,700	$76	$—	$1,776
Electric fuel and purchased power utility	(833)	(56)	—	(889)
Electric trading revenue – gross	—	—	256	256
Electric trading costs	—	—	(248)	(248)
Gross margin before operating expenses	$867	$20	$8	$895
Margin as a percentage of revenue	51.0%	26.3%	3.1%	44.0%

Three months ended 09/30/2003
Electric utility revenue	$1,712	$43	$—	$1,755
Electric fuel and purchased power utility	(787)	(27)	—	(814)
Electric trading revenue – gross	—	—	124	124
Electric trading costs	—	—	(113)	(113)
Gross margin before operating expenses	$925	$16	$11	$952
Margin as a percentage of revenue	54.0%	37.2%	8.9%	50.7%

Nine months ended 09/30/2004
Electric utility revenue	$4,529	$193	$—	$4,722
Electric fuel and purchased power utility	(2,182)	(109)	—	(2,291)
Electric trading revenue – gross	—	—	493	493
Electric trading costs	—	—	(479)	(479)
Gross margin before operating expenses	$2,347	$84	$14	$2,445
Margin as a percentage of revenue	51.8%	43.5%	2.8%	46.9%

Nine months ended 09/30/2003
Electric utility revenue	$4,350	$144	$—	$4,494
Electric fuel and purchased power utility	(1,947)	(99)	—	(2,046)
Electric trading revenue – gross	—	—	256	256
Electric trading costs	—	—	(241)	(241)
Gross margin before operating expenses	$2,403	$45	$15	$2,463
Margin as a percentage of revenue	55.2%	31.3%	5.9%	51.9%

Note – The wholesale and trading margins in the above table reflect the estimated impacts of the regulatory sharing of certain margins under the energy cost adjustment mechanisms in Colorado.

Base electric utility margins, which are primarily derived from retail customer sales, decreased approximately $58 million for the third quarter of 2004, compared with the third quarter of 2003, and decreased approximately $56 million for the first nine months of 2004 compared with the first nine months of 2003.  The decline in margins is a result of the following:

(Millions of Dollars)	Three months ended Sept. 30, 2004 vs. 2003	Nine months ended Sept. 30, 2004 vs. 2003
Sales growth (excluding weather impact)	$—	$34
Estimated impact of weather	(50)	(53)
Purchased capacity and other costs	(13)	(18)
Renewable development fund	—	(6)
Quality of service obligations	5	(5)
Capacity sales	(4)	—
Regulatory adjustments	(2)	(8)
Other	6	—
Total base electric utility margin decrease	$(58)	$(56)

Short-term wholesale margins consist of asset-based electric sales for resale.  Electric commodity trading margins consist of non-asset-based purchases and sales.  Short-term wholesale and electric commodity trading margins increased approximately $1 million during the third quarter of 2004 compared with the third quarter of 2003.

Short-term wholesale margins increased $39 million for the first nine months of 2004 compared with the same period in 2003.  The increased margins reflect a number of market factors, including higher market prices, additional resources available for sale and a pre-existing contract, which expired in the first quarter of 2004.

Other Operating and Maintenance Expenses – Utility – Other operating and maintenance expenses for the third quarter of 2004 decreased by approximately $4 million, or 1.1 percent, compared with the same period in 2003.

Other operating and maintenance expenses for the first nine months of 2004 increased by approximately $26 million, or 2.3 percent, compared with the same period in 2003.  The increase is primarily due to lower pension credits of $18 million, higher bad debt reserves of $8 million, higher medical and health insurance costs of $5 million and higher electric service reliability costs of $5 million.  The higher costs were partially offset by lower plant outage costs of $14 million and lower restricted stock expense related to the 2003 grant of $5 million.

Depreciation and Amortization – Depreciation and amortization expense decreased by approximately $10 million, or 5.4 percent, for the third quarter of 2004, compared with the third quarter of 2003.  Depreciation and amortization expense for the nine months ended Sept. 30, 2004, decreased by approximately $52 million, or 9.1 percent, compared with the same period in 2003.  The decline is largely due to several regulatory decisions in 2003.

During 2003, the Minnesota Legislature authorized additional spent nuclear fuel storage at the Prairie Island nuclear plant.  In December 2003, the Minnesota Public Utilities Commission (MPUC) extended the authorized useful lives of the two generating units at the Prairie Island nuclear plant, retroactive to Jan. 1, 2003.  The 2003 annual reduction was recorded in the fourth quarter of 2003.  Annual depreciation expense for 2004 is expected to be approximately $18 million lower than 2003, due to a change in the decommissioning accruals resulting from a related MPUC order.

In addition, effective July 1, 2003, the Colorado Public Utilities Commission (CPUC) lengthened the depreciable lives of certain electric utility plant at Public Service Company of Colorado (PSCo) as a part of the general Colorado rate case, which will reduce annual depreciation expense by $20 million.  PSCo will experience the full impact of the annual reduction in 2004, resulting in a decrease in depreciation expense of $10 million for 2004 compared with 2003.

During the second quarter of 2003, $10 million of depreciation expense was recorded for renewable development fund costs, which are largely recovered through fuel clause rate adjustment mechanisms of Northern States Power Co., a Minnesota corporation (NSP-Minnesota).

Allowance for Funds Used During Construction

	Three months ended Sept. 30,		Nine months ended Sept. 30,
(Thousands of Dollars)	2004	2003	2004	2003
Debt	$5,917	$4,515	$17,169	$15,027
Equity	$7,400	$6,058	$24,084	$18,140

Interest Charges and Financing Costs – Interest charges and financing costs decreased approximately $2 million, or 1.8 percent, for the third quarter of 2004 and approximately $23 million, or 6.7 percent, for the nine-month period ended Sept. 30, 2004, compared with the same periods in 2003.  The decreases reflect savings from refinancing higher coupon debt during 2003.

Income Taxes – Income taxes decreased by $21 million during the third quarter of 2004 compared with the same period in 2003.  The decrease was primarily due to decreased pretax income in 2004.  The effective tax rate for continuing operations was 30.9 percent for the third quarter of 2004, compared with 34.0 percent for the same period in 2003.  The effective tax rate for the third quarter of 2004 is higher than the forecasted 2004 annual tax rate due mainly to a higher proportion of the annual income earned in the third quarter from entities with effective tax rates higher than the consolidated effective tax rate.

Income taxes decreased for the nine months ended Sept. 30, 2004, compared with Sept. 30, 2003, by $1 million.  The decrease was primarily due to a lower effective tax rate for 2004.  The effective tax rate for continuing operations was 28.8 percent for the period ended Sept. 30, 2004, compared with 30.4 percent for the same period in 2003.  The decreased rate in 2004 is due mainly to a larger ratio of tax credits and allowance for funds used during construction related to equity financing to lower pretax income levels.

Note 3.  Results from Discontinued Operations

A summary of the earnings per share components of discontinued operations is as follows:

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2004	2003	2004	2003
Utility segments	$—	$—	$—	$0.06
NRG segment	—	—	—	(0.87)
All other segment	(0.28)	0.25	(0.28)	0.26
Total discontinued operations	$(0.28)	$0.25	$(0.28)	$(0.55)

Seren Innovations, Inc. – All Other Segment – On Sept. 27, 2004, Xcel Energy’s board of directors approved management’s plan to pursue the sale of Seren Innovations, Inc., a wholly-owned broadband communications services subsidiary.  Seren delivers cable television, high-speed Internet and telephone service over an advanced network to approximately 45,000 customers in St. Cloud, Minn., and Concord and Walnut Creek, Calif.

As a result of the decision, Seren will be accounted for as discontinued operations.  An after-tax impairment charge, including disposition costs, of $112 million, or 27 cents per share, was recorded in the third quarter based on an estimated sales price of $2,400 per customer.

Cheyenne Light, Fuel and Power Company - Utility Operations - During January 2004, Xcel Energy reached an agreement to sell its regulated electric and natural gas subsidiary Cheyenne Light, Fuel and Power Company (CLF&P).  As a result of this agreement, Xcel Energy is reporting CLF&P results as a component of discontinued operations for all periods presented.  The sale is pending SEC approval under the Public Utility Holding Company Act and is expected to be completed in 2004.

Other Subsidiaries – Utility Operations - During 2003, Xcel Energy completed the sale of two subsidiaries in its regulated natural gas utility segment, Black Mountain Gas (BMG) and Viking Gas Transmission Co. (Viking), including Viking’s interest in Guardian Pipeline, LLC.  As a result, a gain of 5 cents per share was recorded in the first quarter of 2003 related to the sale of Viking.  The BMG sale was completed in the third quarter of 2003.

Tax Benefits Related to Investment in NRG – All Other Segment - With NRG’s emergence from bankruptcy in December 2003, Xcel Energy divested its ownership interest in NRG and reported a loss deduction in its 2003 tax return.  These tax benefits, related to Xcel Energy’s investment in discontinued NRG operations, are also reported as discontinued operations.  In late August 2003, Xcel Energy determined that the tax basis in NRG was greater than originally estimated and that additional state tax benefits were available related to its investment in NRG.  Based on revised estimates, Xcel Energy recorded $105 million, or 25 cents per share, of additional tax benefits in the third quarter of 2003.

NRG - Xcel Energy’s share of NRG’s results for 2003 and prior periods are reported as a component of discontinued operations due to NRG’s emergence from bankruptcy in December 2003 and Xcel Energy’s corresponding relinquishment of its ownership interest in NRG.

Xcel Energy International, Inc. and e prime, Inc. – All Other Segment – During 2003, Xcel Energy’s board of directors approved management’s plan to exit businesses conducted by Xcel Energy International, Inc. (Xcel Energy International) and e prime, Inc. (e prime).  The exit of all business conducted by e prime was completed in 2004.  Also during 2004, Xcel Energy completed the sale of several Argentina subsidiaries of Xcel Energy International.  Sales proceeds, a portion of which have been received, are expected to be approximately $45 million.  Of the proceeds received, $15 million was required to be placed in escrow, which is expected to remain in place until the first quarter of 2005, to support customary indemnity obligations under the purchase agreement.  The sale resulted in an after-tax gain of $3.8 million as of Sept. 30, 2004.  Xcel Energy International is in the process of marketing its remaining assets and operations to prospective buyers and expects to exit the businesses during 2004.

Note 4.  Xcel Energy Liquidity

Xcel Energy and Utility Subsidiary Credit Facilities – As of Oct. 20, 2004, Xcel Energy had the following credit facilities available to meet its liquidity needs:

(Millions of Dollars) Company	Facility	Drawn*	Available	Cash	Liquidity	Maturity

NSP-Minnesota	$300	$124	$176	$—	$176	May 2005
PSCo	$350	$62	$288	$1	$289	May 2005
SPS	$125	$1	$124	$—	$124	Feb. 2005
Xcel Energy — Holding Company	$400	$143	$257	$—	$257	Nov. 2005
Total	$1,175	$330	$845	$1	$846

*Includes short-term borrowings and letters of credit.

The liquidity table above reflects the payment of common dividends on Oct. 20, 2004.

NSP-Wisconsin has approval from the Wisconsin Public Service Commission to borrow up to $50 million in short-term debt from either external financial institutions or NSP-Minnesota.  Currently, NSP-Wisconsin borrows on a short-term basis through an intercompany borrowing agreement with NSP-Minnesota.  At Oct. 20, 2004, NSP-Wisconsin had $19.4 million in short-term borrowings from NSP-Minnesota and no short-term investments.

Xcel Energy is seeking to refinance its $400 million, five-year, senior, unsecured revolving credit facility, which matures in November 2005, with a new $600 million, five-year unsecured revolving credit facility.  Xcel Energy expects to close on the new agreement in early November 2004.  The facility will be used for general corporate purposes.

Capital Structure – Following is the preliminary capital structure of Xcel Energy at Sept. 30, 2004:

(Billions of Dollars)	Balance at Sept. 30, 2004	Percentage of Total Capitalization
Current portion of long-term debt	$—	—
Short-term debt	0.1	1%
Long-term debt	6.7	55%
Total debt	6.8	56%

Preferred equity	0.1	1%
Common equity	5.2	43%
Total equity	5.3	44%

Total capitalization	$12.1	100%

Note 5.  Rates and Regulation

PSCo Least Cost Resource Plan – On April 30, 2004, PSCo filed its least-cost resource plan (LCP) with the CPUC.  PSCo has identified that it needs to provide for 3,600 megawatts of capacity through 2013 to meet load growth and replace expiring contracts.  The LCP identifies the resources necessary to meet PSCo’s estimated load requirements.  Of the amount needed, PSCo believes 2,000 megawatts will come from new resources and 1,600 megawatts will come from entering into new contracts with existing suppliers whose contracts expire during the resource acquisition period.

As part of its resource plan, PSCo is seeking the waiver of certain CPUC rules, which would allow it to build a new 750-megawatt coal-fired unit at its existing Comanche power plant site located in Pueblo, Colo.  PSCo plans to own 500 megawatts of this new facility. Two of PSCo’s wholesale customers have options to participate in the ownership of the remaining 250 megawatts, and PSCo is in discussions with them regarding the plant’s development.

On April 30, 2004, PSCo also filed an application requesting a certificate of public convenience and necessity for the new coal unit.  PSCo also filed a separate application for a specific regulatory plan to address the impacts of purchased capacity contracts on its capital structure and to accelerate the recovery of the costs of financing the new power plant and related transmission prior to commercial operations.  The CPUC has consolidated these three applications.  Intervenor testimony was filed in September 2004, and Xcel Energy filed its rebuttal testimony in October 2004.  A decision is expected in late 2004 or early 2005.  The procedural schedule is as follows:

•	Hearings	Nov. 1 – 19
•	Statements of Position	Dec. 3
•	Commission Decision	Dec. 15 – Jan. 15

In a separate docket, the CPUC granted PSCo’s request for approval of a 500-megawatt renewable energy solicitation.  PSCo issued a request for proposal, with bids to be submitted in November 2004.

Note 6.  Tax Matters – Corporate-Owned Life Insurance (COLI)

Interest Expense Deductibility - PSCo’s wholly owned subsidiary, PSR Investments, Inc. (PSRI), owns and manages permanent life insurance policies, known as COLI, on some of PSCo’s employees. At various times, borrowings have been made against the cash values of these COLI policies and deductions taken on the interest expense on these borrowings. The IRS has challenged the deductibility of such interest expense deductions and has disallowed the deductions taken in tax years 1993 through 1999.

After consultation with tax counsel, Xcel Energy contends that the IRS determination is not supported by tax law. Based upon this assessment, management believes that the tax deduction of interest expense on the COLI policy loans is in full compliance with the law. Accordingly, PSRI has not recorded any provision for income tax or related interest or penalties that may be imposed by the IRS and has continued to take deductions for interest expense related to policy loans on its income tax returns for subsequent years.

In April 2004, Xcel Energy filed a lawsuit in U.S. District Court for the District of Minnesota against the IRS to establish its entitlement to deduct policy loan interest. The litigation could require several years to reach final resolution.  Although the ultimate resolution of this matter is uncertain, it could have a material adverse effect on Xcel Energy’s financial position and results of operations. Defense of Xcel Energy’s position may require significant cash outlays, which may or may not be recoverable in a court proceeding.

Should the IRS ultimately prevail on this issue, tax and interest payable through Dec. 31, 2004, would reduce earnings by an estimated $317 million. In the third quarter of 2004, Xcel Energy received formal notification that the IRS will seek penalties.  If penalties (plus associated interest) are also included, the total exposure through Dec. 31, 2004, increases to approximately $380 million.  At Sept. 30, 2004, Xcel Energy estimates its annual earnings for 2004 would be reduced by $35 million, after tax, which represents 8 cents per share, if COLI interest expense deductions were no longer available.

Accounting for Uncertain Tax Positions – In late July 2004, the financial accounting standards board (FASB) discussed potential changes or clarifications in the criteria for recognition of tax benefits, which may result in raising the threshold for recognizing uncertain tax benefits.  The FASB has not issued any proposed guidance, but has indicated that it expects to in the fourth quarter of 2004.  Xcel Energy is unable to determine the impact or timing of any potential accounting changes required by the FASB, but such changes could have a material financial impact.

Note 7.  Xcel Energy Earnings Guidance

2004 Earnings Guidance – Xcel Energy’s 2004 earnings per share (EPS) guidance and key assumptions are detailed in the following table:

2004 Diluted EPS Range
Utility operations	$1.22 - $1.30
Holding company financing costs	($0.08)
Other nonregulated subsidiaries	$0.01 - $0.03
Xcel Energy Continuing Operations	$1.15 - $1.25

Discontinued Operations – Seren & Other	($0.29)
Xcel Energy	$0.86 - $0.96

Key Assumptions for 2004 Earnings Guidance:

•      Seren is held for sale and accounted for as discontinued operations with an estimated after-tax impairment charge of $112 million and is excluded from the remaining assumptions;

•      Normal weather patterns will be experienced for the remainder of 2004 after adverse temperatures (primarily cooler-than-normal summer temperatures) reduced earnings by approximately 7 cents per share for the first nine months of 2004;

•      Weather-adjusted retail electric utility sales growth of approximately 1.6 percent;

•      Weather-adjusted firm retail natural gas utility sales are projected to decline by approximately 1.7 percent;

•      2004 trading and short-term wholesale margins are projected to increase by at least 30 percent over 2003;

•      2004 utility other operating and maintenance expense is expected to be relatively flat compared with 2003 levels;

•      2004 depreciation expense is projected to decline by about 2 to 3 percent compared with 2003;

•      2004 interest expense is projected to decline by about $20 million to $25 million compared with 2003;

•      An effective tax rate for continuing operations of approximately 29 percent; and

•      Average common stock and equivalents of approximately 423 million shares in 2004, based on the “If Converted” method for convertible notes.

2005 Earnings Guidance – Xcel Energy’s 2005 earnings per share guidance and key assumptions are detailed in the following table:

2005 Diluted EPS Range
EPS
Utility operations	$1.27 - $1.37
Holding company financing costs	($0.11)
Other nonregulated subsidiaries	$0.02
Xcel Energy Continuing Operations	$1.18 - $1.28

Key Assumptions for 2005 Earnings Guidance:

•      Seren is held-for-sale and accounted for as discontinued operations;

•      Normal weather patterns are experienced for 2005;

•      Weather-adjusted retail electric utility sales growth of approximately 2.0 to 2.4 percent;

•      Weather-adjusted retail natural gas utility sales growth of approximately 1.0 to 1.3 percent;

•      A successful outcome in the $9.9 million NSP-Minnesota gas rate case;

•      A successful outcome in the approximately $5 million FERC rate case;

•      Capacity costs are projected to increase by $15 million, net of capacity cost recovery;

•      2005 trading and short-term wholesale margins are projected to decline by approximately $20 million to $45 million from projected 2004 levels;

•      2005 utility other operating and maintenance expense is expected to increase between 2 to 3 percent compared with projected 2004 levels;

•      2005 depreciation expense is projected to increase approximately 7 to 8 percent compared with 2004;

•      2005 interest expense is projected to increase approximately $10 million to $15 million compared with projected 2004 levels;

•      Allowance for funds used during construction-equity is projected to be relatively flat compared with 2004;

•      Xcel Energy continues to recognize COLI tax benefits of $35 million or 8 cents per share in 2005;

•      The effective tax rate for continuing operations is expected to be approximately 30 to 31 percent; and

•      Average common stock and equivalents of approximately 426 million shares in 2005, based on the “If Converted” method for convertible notes.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All dollars in thousands, except earnings per share

Three months ended Sept. 30,	2004	2003
Operating revenue:
Electric and natural gas utility revenue and trading margins	$1,975,366	$1,944,082
Nonregulated and other revenue	33,246	57,518
Total revenue	2,008,612	2,001,600

Income from continuing operations	166,183	184,648
Income from discontinued operations	(119,463)	102,847
Net income (loss)	$46,720	$287,495

Earnings (loss) available for common shareholders	45,660	286,435
Average shares – common and potentially dilutive (000’s)	423,078	418,128

Segments and Components of Earnings Per Share – Diluted
Utility earnings – continuing operations	$0.41	$0.45
Losses from nonregulated subsidiaries and holding company	(0.01)	(0.01)
TOTAL CONTINUING OPERATIONS	0.40	0.44

Discontinued operations	(0.28)	0.25

TOTAL EARNINGS PER SHARE – GAAP	$0.12	$0.69

Nine months ended Sept. 30,	2004	2003
Operating revenue:
Electric and natural gas utility revenue and trading margins	$5,962,315	$5,609,414
Nonregulated and other revenue	123,583	163,420
Total revenue	6,085,898	5,772,834

Income from continuing operations	400,340	372,910
Income (loss) from discontinued operations	(117,404)	(227,965)
Net income (loss)	$282,936	$144,945

Earnings available for common shareholders	279,756	141,765
Average shares – common and potentially dilutive (000’s)	422,517	417,798

Segments and Components of Earnings Per Share – Diluted
Utility earnings – continuing operations	$0.99	$0.98
Losses from nonregulated subsidiaries and holding company	(0.02)	(0.07)
TOTAL CONTINUING OPERATIONS	0.97	0.91

Discontinued operations	(0.28)	(0.55)

TOTAL EARNINGS PER SHARE – GAAP	$0.69	$0.36

Book value per share	$13.04	$11.82